Exhibit 99.1

Hostess Holdings, L.P.

Quarterly Report

September 30, 2016 and 2015

HOSTESS HOLDINGS, L.P.

Item 1.	Financial Statements. (Unaudited)

HOSTESS HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,220	$64,473
Restricted cash	8,215	4,655
Accounts receivable, net	58,853	38,860
Inventories	29,280	25,130
Assets held for sale	—	4,000
Prepaids and other current assets	11,550	2,041

Total current assets	172,118	139,159
Property and equipment, net	147,025	128,078
Restricted cash	9,010	17,225
Intangible assets, net	291,947	263,579
Goodwill	81,575	56,992
Deferred finance charges	1,422	1,696
Other assets, net	7,569	7,142

Total assets	$710,666	$613,871

LIABILITIES AND PARTNERS’ DEFICIT

Current liabilities:
Long-term debt and capital lease obligation payable within one year	$9,401	$9,250
Accounts payable	46,660	28,053
Accrued expenses	24,880	20,577
Deferred distributions to partners	8,215	4,655
Other liabilities	538	565

Total current liabilities	89,694	63,100
Long-term debt and capital lease obligation	1,189,542	1,193,667
Deferred distributions to partners	9,010	17,225
Deferred tax liability	11,457	—

Total liabilities	1,299,703	1,273,992

Commitments and contingencies
Partners’ deficit	(554,601)	(622,130)
Noncontrolling interest	(34,436)	(37,991)

Total liabilities and partners’ deficit	$710,666	$613,871

See accompanying notes to consolidated financial statements.

HOSTESS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue	$196,197	$158,213	$548,758	$473,789
Cost of goods sold	113,618	95,942	309,461	269,997
Recall costs related to flour	(4,000)	—	—	—
Special employee incentive compensation	—	2,649	—	2,649

Gross profit	86,579	59,622	239,297	201,143

Operating costs and expenses:
Advertising and marketing	10,381	9,096	27,529	25,101
Selling expense	8,271	7,242	23,175	22,783
General and administrative	10,437	7,367	31,442	24,250
Amortization of customer relationships	503	155	1,003	467
Special employee incentive compensation	—	1,274	—	1,274
Impairment of property and equipment	—	1,525	7,300	1,950
Loss on sale/abandonment of property and equipment and bakery shutdown costs	213	90	440	1,005
Related party expenses	1,058	1,236	3,432	3,700

Total operating costs and expenses	30,863	27,985	94,321	80,530

Operating income	55,716	31,637	144,976	120,613
Other expense:
Interest expense, net	18,004	14,136	53,748	31,806
Loss on debt extinguishment	—	18,121	—	25,880
Other (income) expense	4,222	3,444	9,411	(8,680)

Total other expense	22,226	35,701	63,159	49,006

Income (loss) before income taxes	33,490	(4,064)	81,817	71,607
Income tax provision (benefit)	(23)	—	294	—

Net income (loss)	33,513	(4,064)	81,523	71,607
Less: Net income (loss) attributable to the noncontrolling interest	2,329	(204)	4,110	3,580

Net income (loss) attributable to Hostess Holdings, L.P.	$31,184	$(3,860)	$77,413	$68,027

See accompanying notes to consolidated financial statements.

HOSTESS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Operating activities
Net income	$81,523	$71,607
Depreciation and amortization	9,054	7,158
Impairment of property and equipment	7,300	1,950
Non-cash interest expense-debt fee amortization	2,486	2,547
Non-cash loss on debt extinguishment	—	16,005
Unit-based compensation	689	1,264
Gain on sale/abandonment of property and equipment	(153)	(21)
Change in operating assets and liabilities
Accounts receivable	(17,871)	(10,469)
Inventories	(1,850)	(3,129)
Prepaids and other current assets	(9,397)	(792)
Accounts payable and accrued expenses	17,335	25,941
Other	397	316

Net cash provided by operating activities	89,513	112,377

Investing activities
Purchases of property and equipment	(23,995)	(22,306)
Acquisition of Superior, net of cash	(50,091)	—
Proceeds from sale of assets	4,350	409
Proceeds from sale of marketable securities	—	42,960
Restricted cash release	—	1,762
Acquisition and development of software assets	(1,917)	(1,745)

Net cash provided by (used in) investing activities	(71,653)	21,080

Financing activities
Repayments of debt and capital lease obligation	(6,985)	(496,250)
Proceeds from issuance of long-term debt	—	1,225,000
Debt fees	—	(22,819)
Distributions to partners	(10,573)	(952,875)
Distributions to noncontrolling interest	(555)	(46,765)

Net cash used in financing activities	(18,113)	(293,709)

Net decrease in cash and cash equivalents	(253)	(160,252)
Cash and cash equivalents at beginning of period	64,473	209,623

Cash and cash equivalents at end of period	$64,220	$49,371

Supplemental Disclosures Of Cash Flow Information:
Cash paid during the period for:
Interest	$50,799	$18,284

Supplemental disclosure of non-cash investing:
Accrual of purchases of property and equipment	$2,072	$228

See accompanying notes to consolidated financial statements.

HOSTESS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY (DEFICIT)

(Dollars in thousands)

	Partners’ Equity (Deficit) Hostess Holdings, L.P.		Total Partners’ Equity (Deficit)	Noncontrolling Interest
	Class A	Class C
Balance – January 1, 2015	$191,989	$53,100	$245,089	$4,267
Distributions to partners	(533,030)	(419,823)	(952,853)	(46,765)
Unit based compensation	948	433	1,381	—
Net income	64,009	20,244	84,253	4,507

Balance – December 31, 2015	(276,084)	(346,046)	(622,130)	(37,991)
Distributions to partners (unaudited)	(2,439)	(8,134)	(10,573)	(555)
Unit based compensation (unaudited)	345	344	689	—
Net income (unaudited)	38,707	38,706	77,413	4,110

Balance – September 30, 2016 (unaudited)	$(239,471)	$(315,130)	$(554,601)	$(34,436)

See accompanying notes to consolidated financial statements.

HOSTESS HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016

(Unaudited)

1.	Significant Accounting Policies

Description of Business

Hostess Holdings, L.P. (together with its subsidiaries, the “Company”) was formed on February 6, 2013 in connection with the acquisition of the Hostess® and Dolly Madison® group of brands. The Company is a United States packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods virtually coast-to-coast providing a wide range of snack cakes, donuts, sweet rolls, snack pies and related products. The Company acquired products, including Twinkies®, Cup Cakes, Ding Dongs®, Zingers®, HoHo’s® and Donettes®, from Old HB, Inc. (f/k/a Hostess Brands, Inc.) (“Old HB”).

On May 10, 2016, the Company purchased the stock of Superior Cake Products, Inc. (“Superior”) located in Southbridge, Massachusetts. Superior manufactures and distributes eclairs, madeleines, brownies, and iced cookies sold in the “In-Store Bakery” section of grocery and club retailers.

The Company operates five bakeries and three centralized distribution centers delivering its products to customers’ distribution centers for their delivery to retail locations. This product distribution system allows the Company to deliver to its customers’ warehouses. The Company’s customers in turn distribute to their retail stores and/or distributors. The Company has two reportable segments: Sweet Baked Goods and Other.

Principles of Consolidation

The consolidated financial statements include the accounts of Hostess Holdings and its majority-owned subsidiary, New Hostess Holdco, LLC (“New Hostess”) and Hostess Management, LLC (“Hostess Management”), a variable interest entity, and should be read in conjunction with the Company’s Annual Report for the year ended December 31, 2015. The September 30, 2016 consolidated balance sheet data does not include all disclosures required by U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company’s financial position and results of operations. Due to the moderately seasonal nature of the Company’s business, results for the nine months ended September 30, 2016 are not necessarily indicative of the results to be expected for the year ending December 31, 2016. Hostess Management is considered a variable interest entity due to the control of Hostess Management residing with Hostess Holdings as the non-economic managing member, and not with any of the unit holders. Hostess Holdings is the primary beneficiary of Hostess Management, due to its power to direct all of the activities of Hostess Management, as well as its exposure to absorb the losses of Hostess Management that could potentially be significant to Hostess Management.

The equity and result of operations of the portion of New Hostess and Hostess Management not owned by Hostess Holdings are reported as noncontrolling interest. As disclosed below, the noncontrolling interest is comprised of members of the management team and Mr. C. Dean Metropoulos who indirectly owns an interest in the profits of New Hostess through their direct ownership in Hostess Management. Hostess Management provides for allocations of income and distributions to its members based on the terms of its operating agreement, as well as each unit grant agreement. As described under “Management Profits Interest Plan” below, Hostess Management has issued units of various classes to its unit holders, including class A units held by Hostess Holdings. In general, profits and distributions above a base amount are allocable to class B and C unit holders once certain vesting and income thresholds are met.

The noncontrolling interest presented in the accompanying consolidated balance sheet represents the amount of cash that would be payable to the noncontrolling interest holders if Hostess Holdings were liquidated at book value as of the balance sheet date. The difference between the calculated liquidation distribution amounts at the beginning and the end of the reporting period, after adjusting for distributions, is the share of the earnings or losses allocated to noncontrolling interest for the period. Due to dividends in excess of allocated income, the noncontrolling interests held a partners’ deficit of $38.0 million at December 31, 2015. The partners’ deficit held by noncontrolling interest at September 30, 2016 was $34.4 million. These deficits do not represent amounts owed to Hostess Holdings by Hostess Management, as all distributions paid are nonrefundable.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements for the reported amounts of revenues and expenses during the reporting period. Management utilizes estimates, including, but not limited to, valuation and useful lives of tangible and intangible assets, shipments in-transit, reserves for trade and promotional allowances, insurance recoveries and other costs related to the voluntary product recall, workers’ compensation and self-insured medical claims.

Change in Accounting Principle

The Company adopted Accounting Standards Update (“ASU”) No. 2015-03 and 2015-15, Interest-Imputation of Interest (Subtopic 835-30), as of the beginning of 2016 on a retrospective basis. As a result of the adoption of ASU No. 2015-03 and ASU No. 2015-15, the Company reclassified deferred finance charges with respect to its term loan of $19.8 million from other assets, net, to long-term debt, net, in the Consolidated Balance Sheet as of December 31, 2015. The Company continues to defer and present its debt issuance costs related to its Revolving Credit Facility (the “Revolver”) as an asset regardless of whether there are any outstanding borrowings on the Revolver as provided in ASU No. 2015-15.

Presentation

In the Consolidated Statements of Operations, amortization of customer relationships within general and administrative have been presented separately from general and administrative in the current year presentation, with conforming reclassifications made for the prior period presentation.

Management Profits Interest Plan

The Company established a profits interest plan under our 2013 Hostess Management, LLC Equity Incentive Plan (“Plan”) to allow members of the management team to participate in the success of the Company. This Plan consists of an approximate 9% interest in New Hostess through ownership in Hostess Management. Hostess Management has three classes of units and requires certain returns to ranking classes before other classes participate in subsequent returns of the Company.

Hostess Management is authorized to issue class A units to Hostess Holdings, L.P. members, class B units to management, and 916,096 class C units to Mr. Metropoulos. In March 2016, as a result of the second amendment to the Hostess Management, LLC Agreement, the number of units authorized for grant increased for each of the class A and B units from 1,282,534 to 1,652,759 units and therefore, Hostess Management’s ownership interest in the Company increased from 7% to 9% in exchange for the issuance of 370,225 class A units to Hostess Holdings, L.P. members. At September 30, 2016, the aggregate number of class A, B, and C units remaining available for grant were 0, 322,466, and 0 units, respectively.

On March 18, 2016, the Plan Committee granted class B awards of 593,630 units to certain members of management. The units will vest at a rate of one-fifth at approximately the end of each year, or at the member of management’s anniversary employment date, over 5 years, provided the participant remains employed with the Company. The unit value of $4.25 per share was used to estimate the fair value of the class B units and was based upon a contemporaneous valuation reflecting market conditions on March 18, 2016. The total estimated grant date fair value was $2.5 million.

The Company recognized unit based compensation expense of $0.3 million and $0.9 million for the three months ended September 30, 2016 and September 30, 2015, respectively, within general and administrative. The Company recognized unit based compensation expense of $0.7 million and $1.3 million for the nine months ended September 30, 2016 and September 30, 2015, respectively, within general and administrative. As of September 30, 2016, there was approximately $3.2 million of total estimated unrecognized compensation cost, related to unit based compensation arrangements expected to be recognized over the next 4.5 years.

The following table represents the nonvested class B unit activity for the nine months ended September 30, 2016:

	Units	Weighted Average Grant Date Fair Value
Beginning balance at January 1, 2016	368,332	$2.87
Granted	593,630	4.25
Vested	(50,845)	1.61
Forfeited	—	—

Nonvested at September 30, 2016	911,117	$3.84

During the year ended December 31, 2015, distributions were available to class B and class C unit holders in excess of the units’ balances. These distributions were held by Hostess Management within restricted cash and will be paid to the unit holders as their units vest under the terms of each holder’s respective agreement. At September 30, 2016 and December 31, 2015, $17.2 million and $21.9 million, respectively, of deferred partner distributions were due to class B and class C unit holders.

The expected future payment of these distributions is as follows (in thousands):

2017	$8,315
2018	$8,849
2019	$61

Deferred partner distributions represent future expected payments and are classified as restricted cash within the Consolidated Balance Sheets. At September 30, 2016 and December 31, 2015, the Company had a current restricted cash balance of $8.2 million and $4.7 million, respectively, and a long-term restricted cash balance of $9.0 million and $17.2 million, respectively. The funding of the restricted cash is included within distributions to noncontrolling interest in the Consolidated Statements of Cash Flows as a financing activity. For the nine months ended September 30, 2016, distributions of $4.7 million were paid to unit holders from restricted cash.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with maturities of three months or less when purchased as cash equivalents and are recorded at cost.

Under the Company’s cash management system, checks that have been issued and are out of the control of the Company, but which have not cleared the bank by the balance sheet date, are reported as a reduction of cash.

Accounts Receivable

Accounts receivable represents amounts invoiced to customers for goods that have been received by the customer. As of September 30, 2016 and December 31, 2015, the Company’s gross accounts receivable was $94.6 million and $70.5 million, respectively, both of which have been reduced by reserves to cover contractual promotional discounts, allowances for product expiration, damages occurring during shipment, quality claims and doubtful accounts in the amount of $35.7 million and $31.6 million, respectively.

The allowance for accounts receivable reserve activity is presented below:

(In thousands)	September 30, 2016	December 31, 2015
Beginning balance	$31,623	$28,749
Charged to expense	94,363	106,337
Usages and other adjustments	(90,247)	(103,463)

Ending balance	$35,739	$31,623

Inventories

Inventories are stated at the lower of cost or market on a first-in first-out basis. The Company estimates its costs for ingredients, packaging, direct labor and overhead prior to the beginning of each period for the Company’s expected production costs for its various products.

Abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) are expensed in the period they are incurred.

The components of inventories are as follows:

(In thousands)	September 30, 2016	December 31, 2015
Ingredients and packaging	$13,290	$12,353
Finished goods	13,148	10,054
Inventory in transit to customers	2,842	2,723

	$29,280	$25,130

Property and Equipment

Additions to property and equipment are recorded at cost and depreciated straight line over estimated useful lives of 10 to 50 years for buildings and land improvements and 3 to 20 years for machinery and equipment. The property and equipment acquired in the transaction was assigned useful lives for purposes of depreciation that the Company believes to be the useful life of such assets. In order to maximize the efficiency of the Company operations and to operate the acquired equipment, occasionally the Company will remove and relocate equipment between bakeries. Such removal and relocation costs are expensed as incurred. Reinstallation costs are capitalized if the useful life is extended or the equipment is significantly improved. Otherwise, reinstallation costs are expensed as incurred. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated.

Upon retirement or disposition of property and equipment, the capitalized cost and related accumulated depreciation are removed from the balance sheet and any resulting gain or loss is recognized in the Consolidated Statements of Operations.

During the nine months ended September 30, 2016, the Company decided to close multiple production lines at the Indianapolis, Indiana bakery and transition this production to other facilities. The Company recorded an impairment loss of $7.3 million, related to equipment that the Company no longer intends to use or has idled, which was considered to be a Level 3 measurement within the fair value measurement hierarchy as defined in the accounting guidance. Level 3 fair values were determined using management’s best estimate of fair value for assets that were idled and written-down to salvage value, resulting in an impairment loss of $3.8 million for the nine months ended September 30, 2016. For assets that the Company no longer intends to use, the carrying value was written-down to zero, resulting in an impairment loss of $3.5 million for the nine months ended September 30, 2016.

Assets Held for Sale

In May 2016, the Company finalized the sale of the Schiller Park, Illinois buildings for approximately $4.4 million and recognized a gain of $0.4 million in other (income) expense for the nine months ended September 30, 2016. The buildings were previously classified as assets held for sale in the Consolidated Balance Sheets.

Software Costs

Costs associated with computer software projects during the preliminary project stage are expensed as incurred. Once management authorizes and commits to funding a project, appropriate application development stage costs are capitalized. Capitalization ceases when the project is substantially complete and the software is ready for its intended use. Upgrades and enhancements to capitalized software are capitalized when such enhancements are determined to provide additional functionality. Training and maintenance costs associated with software applications are expensed as incurred.

During the three months ended September 30, 2016 and September 30, 2015, the Company spent $1.1 million and $0.2 million, respectively, on capitalized software development and during the nine months ended September 30, 2016 and September 30, 2015, the Company spent $1.9 million and $1.7 million, respectively. Included in the caption “Other assets” in the Consolidated Balance Sheets is capitalized software in the amount of approximately $7.1 million and $6.5 million at September 30, 2016 and December 31, 2015, respectively.

Capitalized software costs are amortized over their estimated useful life of five years commencing when such assets are ready for their intended use. Software amortization expense included in general and administrative was $0.5 million and $0.4 million, for the three months ended September 30, 2016 and September 30, 2015, respectively, and was $1.4 million and $1.0 million, for the nine months ended September 30, 2016 and September 30, 2015, respectively.

Bakery Shutdown Costs

Bakery shutdown costs are considered to be one-time activities an entity undertakes when it closes a facility, or terminates a significant process related to operations.

On October 17, 2014, the Company closed its Schiller Park, Illinois bakery and completed the sale of the bakery in May 2016. For the three and nine months ended September 30, 2016, the Company incurred $0 and $0.3 million, respectively, in bakery shutdown costs associated with utilities, insurance, maintenance, and taxes related to the assets that were held for sale. For the three and nine months ended September 30, 2015, the Company incurred $0.1 million and $1.0 million, respectively, in bakery shutdown costs associated with the closure and relocation of assets.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the best extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company estimates that the cost of its financial instruments reasonably approximates fair value, except for the Company’s long-term debt. At September 30, 2016, the approximate fair value of the Company’s debt was $1.2 billion based upon information provided by third parties for similar debt, which is considered a Level 2 input of fair value hierarchy.

Goodwill and Intangible Assets

Goodwill represents the excess of the amount the Company paid for the business over fair value of the assets acquired, resulting from the formation of the Company in 2013 and the subsequent acquisition of Superior in 2016. Goodwill that resulted from the 2013 acquisition was allocated to the Sweet Baked Goods segment and goodwill that resulted from the acquisition of Superior was allocated to the Other segment. The Company’s recorded goodwill was $81.6 million and $57.0 million at September 30, 2016 and December 31, 2015, respectively.

The Company’s indefinite-lived intangible assets consist of trademarks and trade names, which resulted from the formation of the Company in 2013 and the subsequent acquisition of Superior in 2016. The trademarks and trade names are integral to the Company’s identity and are expected to contribute indefinitely to its corporate cash flows. Fair value for trademarks was determined with the assistance of a third-party using the income approach, which is considered to be Level 3 within the fair value hierarchy as defined in the accounting guidance. The application of the income approach was premised on a royalty savings method, whereby the trademark is valued by reference to the amount of royalty income it could generate if it was licensed, in an arm’s-length transaction, to a third-party. The Company’s recorded trademarks and trade names were $256.7 million and $254.7 million, respectively, at September 30, 2016 and December 31, 2015. These assets have been assigned an indefinite life and therefore are not amortized but rather evaluated for impairment annually.

Also, the Company has definite-lived intangible assets that consist of customer relationships, which resulted from the formation of the Company in 2013 and the subsequent acquisition of Superior in 2016. For customer relationships, the application of the income approach was premised on an excess earnings method, whereby the customer relationships are valued by the earnings expected to be generated from those customers after other capital charges. Definite-lived intangible assets are being amortized on a straight-line basis over the estimated remaining useful lives of the assets. The Company’s recorded customer relationships were $35.2 million and $8.9 million at September 30, 2016 and December 31, 2015, respectively.

The Company’s policy is to perform an impairment analysis each year as of September 30.

Reserves for Self-Insurance Benefits

The Company’s employee health plan is self-insured by the Company up to a stop-loss amount of $0.3 million for each participant per plan year. In addition, the Company maintains insurance programs covering its exposure to workers’ compensation. Such programs include the retention of certain levels of risks and costs through high deductibles and other risk retention strategies. Reserves for the Company’s retained exposures are estimated for reported but unpaid losses, as well as incurred but not reported losses, and are calculated based upon actuarially determined loss development factors, expected long-term medical cost trend rates, future administrative costs, and other assumptions considered by management, including assumptions provided by external insurance brokers, consultants, and actuaries. The factors and assumptions used for estimating reserves are subject to change based upon experience, changes in expected cost and inflation trends, discount rates, and other factors. Adjustments to previously established reserves are included in operating results in the period of adjustment. Included in the accrued expenses in the Consolidated Balance Sheets is a reserve for healthcare claims in the amount of approximately $2.0 million and $1.9 million at September 30, 2016 and December 31, 2015, respectively, and a reserve for workers’ compensation claims of $1.4 million at both September 30, 2016 and December 31, 2015, respectively.

Revenue Recognition

The Company invoices at the time of shipment of its product, but only recognizes revenue upon delivery to retail customers and distributors as the Company arranges freight and is generally responsible, along with the Company’s common carriers, for any damage that occurs during transportation. The Company allows retail customers and distributors to return product that is damaged at the time of delivery or defective.

The Company’s products are sold on credit terms established in accordance with industry practice, which typically requires payment within 30 days of invoice date. The Company provides product to customers when needed by the customer. The Company’s commitment to freshness and product dating serves to regulate the quantity of product shipped or delivered.

The Company participates in a number of promotional activities including, but not limited to, offering rebates for achieving various performance levels, offering incentives for product placement locations in retail stores, offering pricing discounts for those customers electing to provide their own transportation for shipment of product and offering subsidies for advertising placed by customers. In lieu of accepting returns, the Company offers an allowance for anticipated expired and damaged products to certain customers. All of the above amounts are included as deductions against revenue for the period earned.

The following table presents the components of net revenue:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Gross revenue	$283,113	$238,930	$797,381	$692,657
Sales discounts, adjustments and allowances	(86,916)	(80,717)	(248,623)	(218,868)

Net revenue	$196,197	$158,213	$548,758	$473,789

The Company has one customer that accounted for 10% or more of the Company’s net revenues. The weighted percent of net revenues for this customer is presented below by segment:

	Three Months Ended		Nine Months Ended
(Percent of Net Revenues)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Sweet Baked Goods segment	22%	19%	21%	21%
Other segment	12%	—%	15%	—%
Total	21%	19%	21%	21%

Cost of Goods Sold

Cost of goods sold consists of ingredients, packaging, labor, energy, other production costs and warehousing and transportation costs for the distribution of product to customers. The cost of ingredients and packaging represent the majority of the Company’s total costs of products sold. All costs that are incurred at the bakeries are included in cost of goods sold. The Company does not allocate any corporate functions into cost of goods sold.

Advertising and Marketing Costs

Advertising and marketing costs, through both national and regional media, are expensed in the period in which the ads are run. These costs totaled $2.1 million and $2.6 million for the three months ended September 30, 2016 and September 30, 2015, respectively. Advertising and marketing costs for the nine months ended September 30, 2016 and September 30, 2015 were $4.6 million and $5.3 million, respectively.

Income Taxes

The Company acquired Superior in May of 2016. As a result of its form of organization, Superior is subject to income taxes, which are reflected in the Company’s consolidated financial statements. Historically, the Company has not recorded an income tax provision because it is a series of limited liability companies and income is taxed to the ultimate owners based on their proportionate share of the Company’s taxable income. The Company recorded income tax expense of $0.3 million on pretax book income of $81.8 million for the nine months ended September 30, 2016. The effective income tax rate for the nine months ended September 30, 2016 was less than 1%. This rate is lower than the U.S. federal statutory rate of 35% because the majority of the Company’s income was earned through the limited liability companies, which are considered pass through for tax purposes.

Contingencies

The Company is involved in various lawsuits, claims and proceedings arising in the ordinary course of business. Management records an estimate to accrue for loss contingencies if it believes it is probable that a liability was incurred as of the date of the financial statements and the amount of loss can be reasonably estimated.

See Note 8. Commitments and Contingencies to these consolidated financial statements for related disclosures.

New Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation – Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which is intended to improve financial reporting about share-based payment transactions. This guidance simplifies several aspects of the accounting for share-based payment awards to employees including accounting for income taxes, forfeitures, statutory tax withholding requirements and classification in the statement of cash flows. ASU 2016-09 will be effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company is early adopting ASU 2016-09 as of October 1, 2016 and does not expect the adoption of ASU 2016-09 to have a material impact on its consolidated financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which is intended to improve financial reporting about leasing transactions. This standard requires a lessee to record on the balance sheet the assets and liabilities for the rights and obligations created by lease terms of more than 12 months. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2016-02 will have on its consolidated financial position, results of operations or cash flows.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) – Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). The standard requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 eliminates the requirement to retrospectively account for those adjustments. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The Company adopted this pronouncement as of the beginning of 2016 and the adoption of this pronouncement did not impact the Company’s consolidated financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this standard. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. The Company adopted ASU 2015-03 as of the beginning of 2016 and changed the presentation of its debt issuance costs for the term loan notes by reclassifying the amounts from deferred finance charges to long-term debt, net, in the Consolidated Balance Sheets. The Company adopted ASU 2015-03 on a retrospective basis for debt issuance costs related to its term loans. See “Change in Accounting Principle” above for further information.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. generally accepted accounting principles when it becomes effective. On July 9, 2015, the FASB decided to delay the effective date of ASU 2014-09 by one year. The new standard is effective for the Company on January 1, 2018. Companies may elect to adopt this application as of the original effective date for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. In March 2016 and April 2016, the FASB issued ASU No. 2016-08 and ASU No. 2016-10, respectively, which clarifies the implementation guidance on principal versus agent considerations and also identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures and has not yet selected a transition method.

2.	Acquisition

On May 10, 2016, the Company purchased the stock of Superior for $51.0 million, including cash. The purchase price was subject to working capital and other purchase price adjustments as described in the stock purchase agreement. The Company paid working capital and other purchase price adjustments of $0.1 million during the third quarter of 2016, based on the final closing date working capital amounts, and included this amount as part of the total purchase price. Superior is located in Southbridge, Massachusetts and manufactures eclairs, madeleines, brownies, and iced cookies. The Company acquired Superior to expand its market and product offerings in the “In-Store Bakery” section of grocery and club retailers. The In-Store Bakery operation has been included in the Company’s Other reportable segment. The Company expects to realize synergies and cost savings related to this acquisition as a result of purchasing and procurement economies of scale and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies.

The acquisition is being treated as a purchase in accordance with Accounting Standards Codification, (“ASC”) 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management’s judgment and a preliminary valuation assessment. Adjustments made during the third quarter of 2016 increased recorded goodwill by approximately $0.4 million and the impact to the Consolidated Statements of Operations was immaterial. The allocation of purchase price is preliminary and subject to changes as an appraisal of both tangible and intangible assets and liabilities is finalized and additional information regarding deferred tax liabilities becomes available. The following is a summary of a preliminary allocation of the purchase price:

(In thousands)	September 30, 2016
Cash	$1,009
Accounts receivable	2,122
Inventories	2,300
Prepaids and other current assets	112
Property and equipment(1)	7,075
Intangible assets(2)	29,370
Goodwill(3)	24,583
Accounts payable	(2,920)
Accrued expenses	(556)
Capital lease obligation	(799)
Deferred tax liability	(11,196)

Total estimated purchase price	$51,100

(1)	Amounts recorded for property and equipment includes land, building, plant machinery and equipment.
(2)	Amounts recorded for intangible assets includes customer relationships, trade names and trademarks.
(3)	Amounts recorded for goodwill are generally not expected to be deductible for tax purposes.

The fair value measurement of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals, and market comparables.

For the three and nine months ended September 30, 2016, the Company incurred acquisition-related costs for Superior of approximately $0.1 million and $0.6 million, respectively, which were included in other (income) expense in the Consolidated Statements of Operations. For the three and nine months ended September 30, 2016, net revenue for Superior was $9.7 million and $16.5 million, respectively, and net income was $0.4 million and $0.5 million, respectively.

3.	Property and Equipment

Property and equipment consists of the following:

(In thousands)	September 30, 2016	December 31, 2015
Land and buildings	$31,434	$27,936
Machinery and equipment	123,416	109,800
Construction in progress	11,069	3,249

	165,919	140,985
Less accumulated depreciation	(18,894)	(12,907)

	$147,025	$128,078

Depreciation expense was $2.5 million and $2.2 million for the three months ended September 30, 2016 and September 30, 2015, respectively, and $6.7 million and $5.7 million for the nine months ended September 30, 2016 and September 30, 2015, respectively.

4.	Goodwill and Intangible Assets

Activity of goodwill is presented below by reportable segment:

(In thousands)	Sweet Baked Goods	Other	Total
Balance as of December 31, 2015	$56,992	$—	$56,992
Acquisition of Superior	—	24,583	24,583

Balance as of September 30, 2016	$56,992	$24,583	$81,575

Intangible assets consist of the following:

(In thousands)	September 30, 2016	December 31, 2015
Intangible assets with indefinite lives (Trademarks and Trade Names)	$256,730	$254,681
Intangible assets with definite lives (Customer Relationships)	37,920	10,598
Less accumulated amortization (Customer Relationships)	(2,703)	(1,700)

Intangible assets, net	$291,947	$263,579

Amortization expense was $0.5 million and $0.2 million for the three months ended September 30, 2016 and September 30, 2015, respectively, and $1.0 million and $0.5 million for the nine months ended September 30, 2016 and September 30, 2015, respectively.

The unamortized portion of customer relationships will be expensed over their remaining useful life, from 14 to 20 years, and is estimated as follows (in thousands):

2016	$496
2017	$1,990
2018	$1,990
2019	$1,990
2020	$1,990
2021 and thereafter	$26,761

On April 16, 2015, the Company sold foreign trademark rights and issued a perpetual irrevocable license to certain “know how” in certain countries in the Middle East. The combined proceeds of these transactions were $12.0 million and were recognized as other income in the Company’s accompanying Consolidated Statements of Operations for the nine months ended September 30, 2015.

5.	Lease Obligations

In the ordinary course of business, the Company has entered into operating leases for office equipment and bakery equipment. Rental expense under these operating leases through September 30, 2016 is not material.

As a result of the acquisition of Superior on May 10, 2016, the Company recorded a capital lease obligation of $0.8 million for a lease located at Southbridge, Massachusetts. The base term of the lease is through February 2021.

In February 2016, the Company entered into a lease agreement for a distribution center located in Shorewood, Illinois. The term of the lease is from April 1, 2016 through March 31, 2019.

In October 2014, the Company sold its corporate office located at 1 E. Armour Boulevard in Kansas City, Missouri. The transaction was completed as a sale leaseback, resulting in the Company retaining the office space as a tenant of the third party purchaser through at least December 31, 2015 as outlined in the lease agreement. The Company has subsequently extended the lease through December 31, 2019.

In addition, the Company entered into a bond-lease agreement with the Development Authority of Columbus, GA on December 1, 2013. The bond-lease transaction required the Company to exchange its property to the taxing jurisdiction for tax-exempt bonds issued in the name of the Company and not to exceed $18 million. As the issuer and holder of the bonds, the Company is not required to make lease payments. On December 16, 2013, the Company received an ad valorem tax agreement from the Columbus, GA Board of Tax Assessors granting tax abatement for the real and personal property located at the Company’s Columbus, GA bakery through 2023.

6.	Accrued Expenses

Included in accrued expenses are the following:

(In thousands)	September 30, 2016	December 31, 2015
Payroll, vacation and other compensation	$6,949	$4,225
Self-insurance reserves	2,018	1,927
Accrued interest	11,861	11,730
Taxes, management fees, and other	2,698	1,331
Workers compensation reserve	1,354	1,364

	$24,880	$20,577

7.	Debt

A summary of the carrying value of the debt and the capital lease obligation is as follows:

(In thousands)	September 30, 2016	December 31, 2015
First Lien Term Loan (4.5% as of September 30, 2016)	$915,750	$922,688
Second Lien Term Loan (8.5% as of September 30, 2016)	300,000	300,000
Capital lease obligation (5.0%)	751	—

Total debt and capital lease obligation	1,216,501	1,222,688
Less: Amounts due within one year	(9,401)	(9,250)

Long-term portion	$1,207,100	$1,213,438

First and Second Lien Term Loans

The First and Second Lien Term Loans were entered into by Hostess Brands, LLC (“Hostess Brands”) on August 3, 2015 for $925.0 million and $300.0 million, respectively, and have maturity dates of August 3, 2022 and August 3, 2023, respectively. Proceeds received under the Term Loans were primarily used to finance equity distributions and to pay-off the original Term Loan dated April 9, 2013. Under the terms of the Term Loan agreements, Hostess Brands shall repay the First Lien Term Loan on the last day of each March, June, September and December, which commenced on December 31, 2015, in an amount equal to 0.25% of the aggregate First Lien Term Loan principal amount with the remainder to be repaid with a balloon payment on its maturity date of August 3, 2022. The Second Lien Term Loan shall be repaid with a balloon payment on its maturity date of August 3, 2023. The Term Loans are secured by liens on substantially all of Hostess Brands’ present and future assets.

Interest on the First Lien Term Loan is paid quarterly at a rate of the greater of the applicable LIBOR or 1.00% per annum (LIBOR FLOOR) plus an applicable margin of 3.50% per annum or the base rate plus an applicable margin of 2.25% or 2.50% per annum, based on the net first lien leverage ratio. The interest rate charged to the Company on the First Lien Term Loan for both the three and nine months ended September 30, 2016 and September 30, 2015, respectively, was 4.50% per annum.

The Company incurred First Lien Term Loan debt fees of $14.7 million, funded with gross proceeds. These deferred finance charges were capitalized and recorded as a reduction to long-term debt and capital lease obligations in the Consolidated Balance Sheets. See Note 1. Significant Accounting Policies, Change in Accounting Principle, to these unaudited consolidated financial statements for information regarding the adoption of ASU No. 2015-03 and ASU No. 2015-15. These deferred finance charges were amortized and recognized as interest expense utilizing the effective interest method over the life of the Term Loan. Interest expense from the First Lien Term Loan debt fee amortization was $0.5 million and $1.6 million for the three and nine months ended September 30, 2016, respectively, and $0.3 million for both the three and nine months ended September 30, 2015. The Company also recorded interest expense related to its contractual interest obligation of $10.5 million and $31.5 million for the three and nine months ended September 30, 2016, respectively. Comparatively, the Company recorded interest expense of $6.8 million for both the three and nine months ended September 30, 2015.

Interest on the Second Lien Term Loan is paid quarterly at a rate of the greater of the applicable LIBOR or 1.00% per annum (LIBOR FLOOR) plus an applicable margin of 7.50% per annum or the base rate plus an applicable margin of 6.50% per annum. The interest rate charged to the Company on the Second Lien Term Loan for both the three and nine months ended September 30, 2016 and September 30, 2015, respectively, was 8.50% per annum.

The Company incurred Second Lien Term Loan debt fees of $6.3 million, funded with gross proceeds. These deferred finance charges were capitalized and recorded as a reduction to long-term debt and capital lease obligations in the Consolidated Balance Sheets. See Note 1. Significant Accounting Policies, Change in Accounting Principle, to these unaudited consolidated financial statements for information regarding the adoption of ASU No. 2015-03 and ASU No. 2015-15. These deferred finance charges were amortized and recognized as interest expense utilizing the effective interest method over the life of the Term Loan. Interest expense from the Second Lien Term Loan debt fee amortization was $0.2 million and $0.6 million for the three and nine months ended September 30, 2016, respectively, and $0.1 million for both the three and nine months ended September 30, 2015. The Company also recorded interest expense related to its contractual interest obligation of $6.5 million and $19.4 million for the three and nine months ended September 30, 2016, respectively. Comparatively, the Company recorded interest expense of $4.2 million for both the three and nine months ended September 30, 2015.

Original Term Loan (April 9, 2013)

Interest on the original Term Loan dated April 9, 2013 was paid quarterly at a rate of the greater of the applicable LIBOR or 1.25% per annum (LIBOR FLOOR) plus an applicable margin of 5.50% per annum or the base rate plus an applicable margin of 4.50% per annum. The interest rate charged to the Company on the Term Loan during both the three and nine months ended September 30, 2015 was 6.75% per annum. The final interest payment was made on August 3, 2015, when the original Term Loan was paid off in full. The Company incurred Term Loan debt fees of $22.7 million, funded with the gross proceeds thereof. The deferred finance charges were capitalized and recorded as a reduction to long-term debt and capital lease obligations in the Consolidated Balance Sheets. See Note 1. Significant Accounting Policies, Change in Accounting Principle, to these unaudited consolidated financial statements for information regarding the adoption of ASU No. 2015-03 and ASU No. 2015-15. The deferred finance charges were amortized and recognized as interest expense utilizing the effective interest method over the life of the Term Loan. Interest expense from the Term Loan debt fee amortization was $0.3 million and $1.8 million for the three and nine months ended September 30, 2015, respectively. The Company recorded interest expense of $2.2 million and $18.2 million related to its contractual interest obligation for the three and nine months ended September 30, 2015, respectively.

The Company also expensed 2% prepayment penalties of $6.9 million and $3.0 million as part of the original Term Loan’s early extinguishment in August 2015 and June 2015, respectively, in accordance with its contractual terms. In addition, $11.2 million and $16.0 million of amortization was expensed for the three and nine months ended September 30, 2015, respectively, to write-off the deferred financing costs in connection with the extinguishment of the debt.

Minimum debt repayments under the First Lien and Second Lien Term Loans are due as follows (in thousands):

2016	$2,312
2017	$9,250
2018	$9,250
2019	$9,250
2020	$9,250
2021 and thereafter	$1,176,438

Revolving Credit Facility

The Revolver was entered into on August 3, 2015 and provides for borrowings up to $100.0 million. The Revolver has a stated maturity date of August 3, 2020 and is secured by liens on substantially all of Hostess Brands’ present and future assets, including accounts receivable and inventories, as defined in the Revolver. The Revolver is pari passu, or ranked equally, with the First Lien Term Loan in regards to secured liens. The Revolver has an annual commitment fee on the unused portion of between 0.375% and 0.50% annually based upon the unused percentage.

Interest on borrowings under the Revolver is, at Hostess Brands’ option, either the applicable LIBOR plus a margin of between 2.00% and 2.50% per annum or the base rate plus a margin of 1.00% per annum.

The Company has not borrowed any funds under the Revolver as of September 30, 2016. See Note 8. Commitments and Contingencies for information regarding the letters of credits, which reduce the amount available for borrowing under the Revolver.

Deferred finance charges of $1.8 million were paid in securing the Revolver and were capitalized and recorded as a reduction to long-term debt and capital lease obligations in the Consolidated Balance Sheets. These debt fees are amortized and recognized as interest expense utilizing the straight-line method over the life of the Revolver. Interest expense from the Revolver debt fee amortization was $0.1 million and $0.3 million for the three and nine months ended September 30, 2016, respectively, and $0.1 million for both the three and nine months ended September 30, 2015.

ABL Facility

An Asset-Based Revolving Credit Agreement (“ABL Facility”) was entered into on April 9, 2013 and repaid in full and terminated as of August 3, 2015 and provided for borrowings up to $60.0 million. The ABL Facility had a stated maturity date of April 9, 2018 and was secured by liens on substantially all of the Company’s present and future assets, including accounts receivable and inventories, as defined in the ABL Facility. The ABL had an annual commitment fee based upon the unused portion of between 0.375% and 0.50% annually based upon the unused percentage.

Interest on borrowings under the ABL facility was, at the Company’s option, either the applicable LIBOR plus a margin of 2.25% per annum or the base rate plus a margin of 1.25% per annum.

Deferred finance charges of $1.6 million were paid in securing the ABL facility and were capitalized and recorded as a reduction to long-term debt and capital lease obligations in the Consolidated Balance Sheets. See Note 1. Significant Accounting Policies, Change in Accounting Principle, to these unaudited consolidated financial statements for information regarding the adoption of ASU No. 2015-03 and ASU No. 2015-15. These debt fees were amortized and recognized as interest expense utilizing the straight-line method over the life of the Revolving Credit Facility. Interest expense from the ABL facility debt fee amortization was $0.1 million and $0.3 million for the three and nine months ended September 30, 2015, respectively.

8.	Commitments and Contingencies

Accruals and the Potential Effect of Litigation

Liabilities related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount, the minimum amount is accrued.

As additional information becomes available, the potential liabilities related to these matters are reassessed and the estimates revised, if necessary. These accrued liabilities are subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material effect on the Company’s financial condition and results of operations.

In November 2015, the Company gave notice of termination of its broker agreement with National Frozen Distribution Consultants, LLC (“NFDC”) for cause under the terms of the agreement. Thereafter, the Company received a demand for arbitration from NFDC claiming damages of at least $7.5 million for breach of a confidentiality agreement, violation of the Missouri Uniform Trade Secrets Act, breach of contract, breach of the implied covenant of good faith and fair dealing and breach of fiduciary duty and seeking a permanent injunction. The Company has filed a counterclaim for negligent misrepresentation seeking damages in excess of $1 million and intends to vigorously defend this action.

From time to time, the Company is subject to various other legal actions, lawsuits, claims and proceedings related to products, employment, environmental regulations, and other matters incidental to its businesses.

Based upon information presently known, the Company does not believe that the ultimate resolution of such matters will have a material effect on the Company’s financial position, although the final resolution of such matters could have a material effect on its results of operations or cash flows in the period of settlement.

Contractual Commitments

The Company has entered into various long-term arrangements through advance purchase contracts to lock in prices for certain high-volume raw materials, packaging components and fuel for normal product production requirements. These advance purchase arrangements are contractual agreements and can only be canceled with a termination penalty that is based upon the current market price of the commodity. These fixed price agreements qualify for the “normal purchase” exception under ASC 815; therefore, the purchases under these contracts are expensed as incurred and included within operating expenses.

Letters of Credit

In April 2016 and August 2015, the Company entered into Letter of Credit arrangements to provide for the issuance of standby letters of credit in the amount of $1.0 million and $1.8 million, respectively. The arrangements support the collateral requirements for insurance. The Letter of Credits are 100% secured through its revolving facility.

Product Recall

On June 3, 2016, the Company voluntarily recalled approximately 710,000 cases of snack cakes and donuts as a direct result of the recall by the Company’s supplier, Grain Craft, of certain lots of its flour for undeclared peanut residue. The Company also destroyed approximately 200,000 cases of product within its possession that was produced using Grain Craft flour. The Company has a Continuing Commodity Guaranty and Indemnification Agreement in place with Grain Craft, under which the Company believes it has a right of indemnification for its costs and losses associated with the recall. The matter was resolved by mutual agreement of the parties and the Company recorded a credit of $4.0 million to recall costs related to flour in the Consolidated Statements of Operations for the three months ended September 30, 2016. As a result, this recall did not result in any expense (not including lost sales during this period of time) for the nine months ended September 30, 2016, for recall costs related to flour in the Consolidated Statements of Operations.

9.	Related Party Transactions

The Company is party to an agreement to employ Mr. Metropoulos as the Executive Chairman. The agreement, dated April 2013, includes payment of an annual salary, a performance bonus at the discretion of the board of directors, and expenses related to the use of his personal aircraft. For the three and nine months ended September 30, 2016, $1.1 million and $3.4 million, respectively, were expensed by the Company for this compensation agreement. Comparatively, for the three and nine months ended September 30, 2015, the Company expensed $1.2 million and $3.7 million, respectively. The agreement with Mr. Metropoulos has a minimum contractual period of five years in most circumstances.

The Company entered into a lease agreement in July 2013, with an entity controlled by Mr. Metropoulos to lease a portion of its Dallas, TX office. The rental payments were immaterial to the Company for the three and nine months ended September 30, 2016, as well as the three and nine months ended September 30, 2015.

An entity controlled by Mr. Metropoulos holds $90.0 million of the aggregate principal amount outstanding under the Second Lien Term Loan issued in August 2015.

The Company has a trademark license agreement, effective in March 2014, with AGS Capital LLC, an affiliate of Apollo Management, L.P., which uses the Company’s trademarks for gaming machines and internet applications. The income received related to this agreement was immaterial for the three and nine months ended September 30, 2016, as well as the three and nine months ended September 30, 2015.

10.	Segment Reporting

The Company has two reportable segments: Sweet Baked Goods and Other. The Company’s Sweet Baked Goods segment consists of sweet baked goods that are sold under the Hostess® and Dolly Madison brands. In April 2015, the Company launched Hostess® branded bread and buns. As a result, the Company added a reportable segment called Other, to include Hostess® branded bread and bun products. In May 2016, the Company purchased Superior, which manufactures and distributes eclairs, madeleines, brownies, and iced cookies in the “In-Store Bakery” section of grocery and club retailers. The operations of Superior have been included in the reportable segment called Other. The Hostess® branded bread and buns operating segment, the In-Store Bakery operating segment, and other were aggregated and presented within Other as a result of not meeting the 10 percent quantitative threshold tests in accordance with FASB ASC 280-10-50-12.

The Company evaluates performance and allocates resources based on net revenue and gross profit. Information regarding the operations of these reportable segments is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue:
Sweet Baked Goods	$173,997	$154,529	$507,813	$467,140
Other	22,200	3,684	40,945	6,649

Net revenue	$196,197	$158,213	$548,758	$473,789

Gross profit:
Sweet Baked Goods	$79,697	$58,420	$226,208	$198,784
Other	6,882	1,202	13,089	2,359

Gross profit	$86,579	$59,622	$239,297	$201,143

Capital expenditures(1):
Sweet Baked Goods	$9,312	$6,836	$25,701	$24,051
Other	161	—	211	—

Capital expenditures	$9,473	$6,836	$25,912	$24,051

(1)	Capital expenditures consists of purchases or property and equipment and acquisition and development of software assets.

Information regarding total assets by reportable segment is as follows:

(In thousands)	September 30, 2016	December 31, 2015
Total assets:
Sweet Baked Goods	$639,947	$611,834
Other	70,719	2,037

Total assets	$710,666	$613,871

11.	Subsequent Events

On November 4, 2016, the transactions contemplated by the Master Transaction Agreement, dated July 5, 2016, by and among Hostess Holdings, L.P.’s parent company, AP Hostess Holdings, L.P. and Gores Holdings, Inc. were completed, resulting in the merger of Gores Holdings, Inc. with and into AP Hostess Holdings, Inc., with Gores Holdings, Inc., renamed Hostess Brands, Inc. and continuing as the surviving entity. The aggregate purchase price for the business combination and related transactions was expected to be approximately $2.3 billion, not including cash, outstanding indebtedness of Hostess Holdings, L.P., certain transaction fees and expenses, and payments to Hostess Holdings, L.P. management under its long term incentive plan.

The Company evaluated subsequent events for recognition or disclosure through November 8, 2016, the date at which the consolidated financial statements were available to be issued and determined that there are no other items to disclose.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward Looking Statements

These financial statements and Management Discussion and Analysis contain statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the Reform Act) that involve substantial risks and uncertainties. All statements contained in these financial statements other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing our future operating performance and statements addressing events and developments that we expect or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. It is routine for the Company’s internal projections and expectations to change throughout the year, and any forward-looking statements based upon these projections or expectations may change prior to the end of the next quarter or year. Readers of these financial statements are cautioned not to place undue reliance on any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise. These risks and uncertainties include, but are not limited to, the following:

•	maintaining, extending and expanding our reputation and brand image are essential to our success;

•	failure to protect our intellectual property rights could reduce the value of our products and brands;

•	leveraging our brand value to compete against lower-priced alternative brands;

•	correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes;

•	operating in a highly competitive industry, in which our growth may be limited by our inability to add additional shelf or retail space for our products;

•	dependence on our continued ability to produce and successfully market products with extended shelf life;

•	our ability to drive revenue growth in our key products or add products that are faster-growing and more profitable;

•	commodity, energy, and other input prices are volatile and may rise significantly and materially increase the cost of our operations;

•

operating results could be adversely affected if we lose one or more of our major customers, if any of our major customers experience significant business interruption, or the consolidation of our retail customers;

•	our geographic focus could make us particularly vulnerable to economic and other events and trends in North America;

•	increased costs in order to comply with governmental regulation, including higher health care and labor costs, environmental, and safety matters;

•	general political, social and economic conditions;

•	a portion of our workforce belongs to unions and strikes or work stoppages could cause our business to suffer;

•	product liability claims, product recalls, or regulatory enforcement actions could increase our costs and negatively impact our brands’ reputation;

•	unanticipated business disruptions could adversely affect our ability to provide products to our customers;

•	dependence on third parties for significant services that are important to our business;

•	our insurance may not provide adequate levels of coverage against claims;

•	failures, unavailability, or disruptions of our information technology systems;

•	our ability to achieve expected synergies and benefits and performance from our strategic acquisitions;

•	dependence on key personnel or a highly skilled and diverse workforce for current and future performance, and

•	our ability to finance our indebtedness on terms favorable to us.

Unless expressly indicated or the context requires otherwise, the terms “Company,” “we,” “us,” and “our” in this document refer to Hostess Holdings, L.P., a Delaware limited liability company, and, where appropriate, its wholly owned subsidiaries.

Overview

Hostess Holdings, L.P. (together with its subsidiaries, the “Company”) was formed on February 6, 2013 in connection with the acquisition of the Hostess® and Dolly Madison® group of brands. The Company is a United States packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods virtually coast-to-coast providing a wide range of snack cakes, donuts, sweet rolls, snack pies and related products. The Company acquired products, including Twinkies®, Cup Cakes, Ding Dongs®, Zingers®, HoHo’s® and Donettes®, from Old HB, Inc. (f/k/a Hostess Brands, Inc.) (“Old HB”).

The Company operates five bakeries and three centralized distribution centers delivering its products to customers’ distribution centers for their delivery to retail locations. This product distribution system allows the Company to deliver to its customers’ warehouses. The Company’s customers in turn distribute to their retail stores and/or distributors. The Company has two reportable segments: Sweet Baked Goods and Other.

Segments

The Company has two reportable segments: Sweet Baked Goods and Other. The Company’s Sweet Baked Goods segment consists of sweet baked goods that are sold under the Hostess® and Dolly Madison brands. In April 2015, the Company launched Hostess® branded bread and buns. As a result, the Company added a reportable segment called Other, to include Hostess® branded bread and bun products. In May 2016, the Company purchased Superior, which manufactures and distributes eclairs, madeleines, brownies, and iced cookies in the “In-Store Bakery” section of grocery and club retailers. The operations of Superior have been included in the reportable segment called Other. The Hostess® branded bread and buns operating segment, the In-Store Bakery operating segment, and other were aggregated and presented within Other as a result of not meeting the 10 percent quantitative threshold tests in accordance with FASB ASC 280-10-50-12.

The Company evaluates performance and allocates resources based on net revenue and gross profit. Information regarding the operations of these reportable segments is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue:
Sweet Baked Goods	$173,997	$154,529	$507,813	$467,140
Other	22,200	3,684	40,945	6,649

Net revenue	$196,197	$158,213	$548,758	$473,789

Gross profit:
Sweet Baked Goods	$79,697	$58,420	$226,208	$198,784
Other	6,882	1,202	13,089	2,359

Gross profit	$86,579	$59,622	$239,297	$201,143

Capital expenditures(1):
Sweet Baked Goods	$9,312	$6,836	$25,701	$24,051
Other	161	—	211	—

Capital expenditures	$9,473	$6,836	$25,912	$24,051

(1)	Capital expenditures consists of purchases or property and equipment and acquisition and development of software assets.

The Company has one customer that accounted for 10% or more of the Company’s net revenues. The weighted percent of net revenues for this customer is presented below by segment:

	Three Months Ended		Nine Months Ended
(Percent of Net Revenues)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Sweet Baked Goods segment	22%	19%	21%	21%
Other segment	12%	—%	15%	—%
Total	21%	19%	21%	21%

Seasonality

Sweet goods revenues tend to be moderately seasonal, with declines during the early winter period, which we believe are attributable to altered consumption patterns during the holiday season. We expect this trend to continue and continue to be applicable to our business. Our attempts to mitigate the seasonality by running certain targeted promotional campaigns.

Significant and Subsequent Events

Master Transaction Agreement. On November 4, 2016, the transactions contemplated by the Master Transaction Agreement, dated July 5, 2016, by and among our parent company, AP Hostess Holdings, L.P. and Gores Holdings, Inc. were completed, resulting in the merger of Gores Holdings, Inc. with and into AP Hostess Holdings, Inc., with Gores Holdings, Inc., renamed Hostess Brands, Inc. and continuing as the surviving entity. The aggregate purchase price for the business combination and related transactions was expected to be approximately $2.3 billion, not including cash, outstanding indebtedness of Hostess Holdings, L.P., certain transaction fees and expenses, and payments to Hostess Holdings, L.P. management under its long term incentive plan.

Recall Costs Related to Flour. On June 3, 2016, we voluntarily recalled approximately 710,000 cases of snack cakes and donuts as a direct result of the recall by our supplier, Grain Craft, of certain lots of its flour for undeclared peanut residue. We also destroyed approximately 200,000 cases of product within our possession that was produced using Grain Craft flour. We have a Continuing Commodity Guaranty and Indemnification Agreement in place with Grain Craft, under which we believe we have a right of indemnification for our costs and losses associated with the recall. The matter was resolved by mutual agreement of the parties and we recorded a credit of $4.0 million to recall costs related to flour in the Consolidated Statements of Operations for the three months ended September 30, 2016. As a result, this recall did not result in any expense (not including lost sales during this period of time) for the nine months ended September 30, 2016, for recall costs related to flour in the Consolidated Statements of Operations.

Unit Based Compensation. In March 2016, a committee, consisting of two members designated by the 2013 Hostess management, LLC Equity Incentive Plan (“Plan”), awarded grants of 593,630 Class B limited partnership units in Hostess Holdings, L.P. to certain members of management under the Plan. The total estimated grant date fair value was $2.5 million and was based on an estimated unit value of $4.25 per unit. The estimated fair value of the awards granted was based upon a contemporaneous valuation reflecting market conditions on each respective date of grant.

If a Change in Control (as defined below) occurs prior to the participant’s termination date, then all of the then unvested Class B units granted prior to March 2016 shall immediately vest and a payment in full will be made for the remaining undistributed individual cap, net of any tax payments previously distributed. Change in Control for the unvested Class B units granted prior to March 2016 is defined as any transaction immediately following which investment funds managed by either Apollo Management VII, L.P. and Mr. Metropoulos cease to directly or indirectly, or in the aggregate, own more than a 50% equity interest in Hostess Holdings. Accordingly, a Change in Control provision was triggered as a result of the completion of the transactions contemplated by the Master Transaction Agreement, resulting in such accelerated vesting and payment on November 4, 2016.

For the March 2016 awards, if a Change in Control (as defined below) occurs prior to the participant’s termination date, then all of the then unvested Class B units granted in March 2016 shall immediately vest. For the March 2016 awards, Change in Control is defined as the direct or indirect sale, transfer, conveyance or disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of New Hostess Holdco and its subsidiaries, other than to Apollo Management VII, L.P. or Mr. Metropoulos, excluding such transaction if it is through either an IPO or a merger or acquisition consummated by a special purpose acquisition company. As the transactions contemplated by the Master Transaction Agreement were excluded from such definition of Change in Control, none of the March 2016 awards vested as a result thereof. Although none of the 2016 awards vested by their terms, the Board of Directors elected to award payment to the participants.

Acquisition of Superior. On May 10, 2016, we acquired the stock of Superior for $51.0 million, including cash. The purchase price was subject to working capital and other purchase price adjustments as described in the stock purchase agreement. We paid working capital and other purchase price adjustments of $0.1 million during the third quarter of 2016, based on the final closing date working capital amounts, and have included this amount as part of the total purchase price. Superior is located in Southbridge, Massachusetts and manufactures eclairs, madeleines, brownies, and iced cookies. We acquired Superior to expand our market and product offerings in the “In-Store Bakery” section of grocery and club retailers. We expect to realize synergies and cost savings related to this acquisition as a result of purchasing and procurement economies of scale and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies.

Long-term Debt. On August 3, 2015, we, through a subsidiary, recapitalized our debt and entered into First and Second Lien Term Loans of $925.0 million and $300.0 million, respectively. The gross proceeds were primarily used to finance equity distributions and pay-off the $343.8 million balance of the original Term Loan of a subsidiary (the “Original Term Loan”). We incurred First and Second Lien Term Loan debt fees of $14.7 million and $6.3 million, respectively, funded with gross proceeds and these will be amortized as interest expense over the life of the respective Term Loans. Additionally, as part of the August 3, 2015 debt restructuring, we, through such subsidiary, entered into a Revolving Credit Agreement (“Revolver”) that provides for borrowings up to $100.0 million. We incurred debt fees of $1.8 million for the Revolver, funded with gross proceeds from the Term Loan. We also expensed 2% prepayment penalties of $6.9 million and $3.0 million as part of the original Term Loan’s early extinguishment in August 2015 and June 2015, respectively. In addition, $11.2 million and $4.8 million of amortization were expensed in August 2015 and June 2015, respectively, to write-off the remaining deferred financing costs.

Operating Results

The following table sets forth our results of operations for the three months ended September 30, 2016 and September 30, 2015:

(In thousands)	Three Months Ended September 30, 2016	Percent of Net Revenue	Three Months Ended September 30, 2015	Percent of Net Revenue
Net revenue	$196,197	100%	$158,213	100%
Cost of goods sold	113,618	58	95,942	61
Recall costs related to flour	(4,000)	(2)	—	—
Special employee incentive compensation	—	—	2,649	2

Gross profit	86,579	44	59,622	38

Operating costs and expenses:
Advertising and marketing	10,381	5	9,096	6
Selling expenses	8,271	4	7,242	5
General and administrative	10,940	6	7,522	5
Special employee incentive compensation	—	—	1,274	1
Impairment of property and equipment	—	—	1,525	1
Loss on sale/abandonment of property and equipment and bakery shutdown costs	213	—	90	—
Related party expenses	1,058	1	1,236	—

Total operating costs and expenses	30,863	16	27,985	18

Operating income	55,716	28	31,637	20
Other expense:
Interest expense, net	18,004	9	14,136	9
Loss on debt extinguishment	—	—	18,121	12
Other expense	4,222	2	3,444	2

Total other expense	22,226	11	35,701	23

Income (loss) before income taxes	33,490	17	(4,064)	(3)
Income tax benefit	(23)	—	—	—

Net income (loss)	33,513	17	(4,064)	(3)
Less: Net income (loss) attributable to the noncontrolling interest	2,329	1	(204)	—

Net income (loss) attributable to Hostess Holdings, L.P.	$31,184	16%	$(3,860)	(3)%

Results of Operations – For the Three Months Ended September 30, 2016 and the Three Months Ended September 30, 2015

Net Revenue

Net revenue increased by 24.0%, or $38.0 million, to $196.2 million for the three months ended September 30, 2016, compared to $158.2 million for the three months ended September 30, 2015, primarily due to the increase in the number of cases sold. Our growth in volume is driven primarily due to our strategic efforts to continue to build distribution in the “whitespaces” of the convenience and drug channels and expanded product offerings. As a result of the acquisition of Superior on May 10, 2016, revenues increased by $9.7 million for the three months ended September 30, 2016. Also, in April 2015, we launched Hostess® branded bread and buns as part of our business strategy to expand our product assortment. For the three months ended September 30, 2016, Hostess’ branded bread and bun net revenues accounted for $6.5 million, compared to the $3.6 million for the three months ended September 30, 2015.

Cost of Goods Sold

Cost of goods sold increased 18.5%, or $17.7 million, to $113.6 million for the three months ended September 30, 2016, compared to $95.9 million for the three months ended September 30, 2015, primarily due to the increase in volume. As a result, gross profit was $86.6 million for the three months ended September 30, 2016, compared to $59.6 million for the three months ended September 30, 2015, after including the recall costs related to flour credit of $4.0 million for the three months ended September 30, 2016 and deducting the $2.6 million one-time special employee incentive compensation payment for the three months ended September 30, 2015, as described below. As a percentage of net revenues, cost of goods sold was 57.9% for the three months ended September 30, 2016 and 60.6% for the three months ended September 30, 2015. Ingredient costs were higher as a percentage of net revenues for the three months ended September 30, 2015, primarily due to the reduced available egg supplies, which increased the egg ingredient prices to record highs.

Recall Costs Related to Flour

On June 3, 2016, we voluntarily recalled approximately 710,000 cases of snack cakes and donuts as a direct result of the recall by our supplier, Grain Craft, of certain lots of its flour for undeclared peanut residue. The matter was resolved by mutual agreement of the parties and we recorded a credit of $4.0 million to recall costs related to flour for the three months ended September 30, 2016.

Special Employee Incentive Compensation

For the three months ended September 30, 2015, a one-time special bonus payment of $2.6 million was paid to employees at our bakery facilities as compensation for their efforts in the successful recapitalization of our Company and was recorded on a separate line in our Consolidated Statements of Operations as a deduction from gross profit.

Advertising and Marketing

Advertising and marketing expenses increased 14.3%, or $1.3 million, to $10.4 million for the three months ended September 30, 2016, compared to $9.1 million for the three months ended September 30, 2015, primarily due to the increase in field marketing and merchandising costs to reset and check the store inventory on a regular basis, displays, and marketing expenses, partially offset by the decrease in expense for advertising.

Selling Expense

Selling expense increased 15.3%, or $1.1 million, to $8.3 million for the three months ended September 30, 2016, compared to $7.2 million for the three months ended September 30, 2015, primarily due to increases in sales management expense and broker fees. Our brokerage fee expense was $5.3 million, or 2.7% of net revenue for the three months ended September 30, 2016, compared to $4.9 million, or 3.1% of net revenue for the three months ended September 30, 2015. Excluding brokerage fees, our selling expenses were $3.0 million, or 1.5% of net revenue for the three months ended September 30, 2016, compared to $2.3 million, or 1.5% of net revenue for the three months ended September 30, 2015.

General and Administrative

General and administrative expenses increased 40.5%, or $3.0 million, to $10.4 million for the three months ended September 30, 2016, compared to $7.4 million for the three months ended September 30, 2015, primarily due to increases in annual incentive compensation expense related to increases in operating performance compared to target, corporate salaries, and legal and professional fees, partially offset by a decrease in unit based compensation expense. The increase in salaries is a result of an increase in the number of corporate employees and also an increase in annual wages.

Amortization of Customer Relationships

Amortization of customer relationships expense increased 150.0%, or $0.3 million, to $0.5 million for the three months ended September 30, 2016, compared to $0.2 million for the three months ended September 30, 2015, primarily due to an increase in intangible assets with definite lives as a result of the acquisition of Superior and the related increases in amortization expense.

Special Employee Incentive Compensation

For the three months ended September 30, 2015, a one-time special bonus payment of $1.3 million was paid to corporate employees as compensation for their efforts in the successful recapitalization of the Company.

Impairment of Property and Equipment

For the three months ended September 30, 2015, we recorded an impairment loss of $1.5 million to write-down the carrying value of the Schiller Park, Illinois building, which was held for sale, to fair value.

Loss on Sale/Abandonment of Property and Equipment and Bakery Shutdown Costs

For the three months ended September 30, 2016 and September 30, 2015, we incurred a loss on sale/abandonment of property and equipment and bakery shutdown costs of $0.2 million and $0.1 million, respectively.

Related Party Expenses

Related party expenses were $1.1 million and $1.2 million, for the three months ended September 30, 2016 and September 30, 2015, respectively. Mr. Metropoulos serves as our Executive Chairman and expenses associated with his employment agreement are recorded to related party expenses.

Operating Income

As a result of the foregoing, operating income increased 76.3%, or $24.1 million, to $55.7 million for the three months ended September 30, 2016, compared to $31.6 million for the three months ended September 30, 2015.

Interest Expense, net

Interest expense, net, increased 27.7%, or $3.9 million, to $18.0 million for the three months ended September 30, 2016, compared to $14.1 million for the three months ended September 30, 2015, primarily due to an increase in borrowings. We extinguished our original Term Loan through early principal payments of $150.0 million and $343.8 million on June 4, 2015 and August 3, 2015, respectively. On August 3, 2015, we, through a subsidiary, recapitalized our debt and entered into First and Second Lien Term Loans of $925.0 million and $300.0 million, respectively.

Loss on Debt Extinguishment

For the three months ended September 30, 2015, we recorded a loss on extinguishment of our original Term Loan of $18.1 million, which consisted of the write-off of deferred financing costs of $11.2 million and prepayment penalties of $6.9 million.

Other (Income) Expense

Other expense of $4.2 million primarily consisted of legal and professional fees related to our business combination agreement with Gores Holdings, Inc. for the three months ended September 30, 2016, compared to other expense of $3.4 million for the three months ended September 30, 2015, which primarily consisted of professional service fees related to our potential sale.

Income Tax Benefit

The income tax benefit was immaterial for the three months ended September 30, 2016. See Note 1. Significant Accounting Policies of the Notes to the unaudited Consolidated Financial Statements in Item 1 of Part I elsewhere in this filing for further information.

Net income (Loss)

Net income increased $37.6 million, to $33.5 million for the three months ended September 30, 2016, compared to a net loss of $4.1 million for the three months ended September 30, 2015. Net income during the three months ended September 30, 2016, compared to the three months ended September 30, 2015, was positively impacted by the increase in net revenues and the favorable settlement of recall costs related to flour and was negatively impacted by the increase in interest expense and general and administrative expense. In addition, for the three months ended September 30, 2015, we recorded a loss on debt extinguishment of $18.1 million.

Net Income (Loss) Attributable to the Noncontrolling Interest of Hostess Holdings, L.P.

Net income (loss) attributable to the noncontrolling interest was $2.3 million and $(0.2) million for the three months ended September 30, 2016 and September 30, 2015, respectively. As a result, net income (loss) attributable to us was $31.2 million and $(3.9) million for the three months ended September 30, 2016 and September 30, 2015, respectively.

The following table sets forth our results of operations for the nine months ended September 30, 2016 and September 30, 2015:

(In thousands)	Nine Months Ended September 30, 2016	Percent of Net Revenue	Nine Months Ended September 30, 2015	Percent of Net Revenue
Net revenue	$548,758	100%	$473,789	100%
Cost of goods sold	309,461	56	269,997	57
Special employee incentive compensation	—	—	2,649	1

Gross profit	239,297	44	201,143	42

Operating costs and expenses:
Advertising and marketing	27,529	5	25,101	5
Selling expenses	23,175	4	22,783	5
General and administrative	31,442	6	24,250	5
Amortization of customer relationships	1,003	—	467	—
Special employee incentive compensation	—	—	1,274	—
Impairment of property and equipment	7,300	1	1,950	1
Loss on sale/abandonment of property and equipment and bakery shutdown costs	440	—	1,005	—
Related party expenses	3,432	1	3,700	1

Total operating costs and expenses	94,321	17	80,530	17

Operating income	144,976	27	120,613	25
Other expense:
Interest expense, net	53,748	10	31,806	7
Loss on debt extinguishment	—	—	25,880	5
Other (income) expense	9,411	2	(8,680)	(2)

Total other expense	63,159	12	49,006	10

Income before income taxes	81,817	15	71,607	15
Income tax provision	294	—	—	—

Net income	81,523	15	71,607	15
Less: Net income attributable to the noncontrolling interest	4,110	1	3,580	1

Net income attributable to Hostess Holdings, L.P.	$77,413	14%	$68,027	14%

Results of Operations – For the Nine Months Ended September 30, 2016 and the Nine Months Ended September 30, 2015

Net Revenue

Net revenue increased by 15.8%, or $75.0 million, to $548.8 million for the nine months ended September 30, 2016, compared to $473.8 million for the nine months ended September 30, 2015, primarily due to the increase in the number of cases sold. Our growth in volume is driven primarily due to our strategic efforts to continue to build distribution in the “whitespaces” of the convenience and drug channels and expanded product offerings. As a result of the acquisition of Superior on May 10, 2016, revenues increased by $16.5 million for the nine months ended September 30, 2016. Also, in April 2015, we launched Hostess® branded bread and buns as part of our business strategy to expand our product assortment. For the nine months ended September 30, 2016, Hostess’ branded bread and bun net revenues accounted for $18.4 million, compared to the $6.6 million for the nine months ended September 30, 2015.

Cost of Goods Sold

Cost of goods sold increased 14.6%, or $39.5 million, to $309.5 million for the nine months ended September 30, 2016, compared to $270.0 million for the nine months ended September 30, 2015, primarily due to the increase in volume. After deducting the one-time special employee incentive compensation payment of $2.6 million for the nine months ended September 30, 2015 as described below, resulted in a gross profit of $239.3 million for the nine months ended September 30, 2016, compared to $201.1 million for the nine months ended September 30, 2015. As a percentage of net revenues, cost of goods sold was 56.4% for the nine months ended September 30, 2016 and 57.0% for the nine months ended September 30, 2015.

Special Employee Incentive Compensation

For the nine months ended September 30, 2015, a one-time special bonus payment of $2.6 million was paid to employees at our bakery facilities as compensation for their efforts in the successful recapitalization of our Company and was recorded on a separate line in our Consolidated Statements of Operations as a deduction from gross profit.

Advertising and Marketing

Advertising and marketing expenses increased 9.6%, or $2.4 million, to $27.5 million for the nine months ended September 30, 2016, compared to $25.1 million for the nine months ended September 30, 2015, primarily due to the increase in field marketing and merchandising costs to reset and check the store inventory on a regular basis, and marketing expenses, partially offset by the decrease in expense for displays and advertising.

Selling Expense

Selling expense increased 1.8%, or $0.4 million, to $23.2 million for the nine months ended September 30, 2016, compared to $22.8 million for the nine months ended September 30, 2015, primarily due to increases in sales management expenses and broker fees. Our brokerage fee expense was $15.2 million, or 2.8% of net revenue for the nine months ended September 30, 2016, compared to $15.0 million, or 3.2% of net revenue for the nine months ended September 30, 2015. Excluding brokerage fees, our selling expenses were $8.0 million, or 1.5% of net revenue for the nine months ended September 30, 2016, compared to $7.8 million, or 1.6% of net revenue for the nine months ended September 30, 2015.

General and Administrative

General and administrative expenses increased 29.2%, or $7.1 million, to $31.4 million for the nine months ended September 30, 2016, compared to $24.3 million for the nine months ended September 30, 2015, primarily due to increases in annual incentive compensation expense related to increases in operating performance compared to target, corporate salaries, and legal and professional fees, partially offset by a decrease in unit based compensation expense. The increase in salaries is a result of an increase in the number of corporate employees and also an increase in annual wages.

Amortization of Customer Relationships

Amortization of customer relationships expense increased 100.0%, or $0.5 million, to $1.0 million for the nine months ended September 30, 2016, compared to $0.5 million for the nine months ended September 30, 2015, primarily due to an increase in intangible assets with definite lives as a result of the acquisition of Superior and the related increases in amortization expense.

Special Employee Incentive Compensation

For the nine months ended September 30, 2015, a one-time special bonus payment of $1.3 million was paid to corporate employees as compensation for their efforts in the successful recapitalization of the Company.

Impairment of Property and Equipment

For the nine months ended September 30, 2016, we decided to close multiple production lines at our Indianapolis, Indiana bakery and transition this production to other facilities. We recorded an impairment loss of $7.3 million on equipment we no longer intended to use or have idled. For the nine months ended September 30, 2015, we recorded an impairment loss of $2.0 million to write-down the carrying value of the Schiller Park, Illinois building, which was held for sale, to fair value.

Loss on Sale/Abandonment of Property and Equipment and Bakery Shutdown Costs

For the nine months ended September 30, 2016, we incurred a loss on sale/abandonment of property and equipment and bakery shutdown costs of $0.4 million, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. For the nine months ended September 30, 2015, we incurred bakery shutdown costs of $1.0 million associated with the closure and relocation of assets. This property was sold in May 2016.

Related Party Expenses

Related party expenses of $3.4 million and $3.7 million for the nine months ended September 30, 2016 and September 30, 2015, respectively. Mr. Metropoulos serves as our Executive Chairman and expenses associated with his employment agreement are recorded to related party expenses.

Operating Income

As a result of the foregoing, operating income increased 20.2%, or $24.4 million, to $145.0 million for the nine months ended September 30, 2016, compared to $120.6 million for the nine months ended September 30, 2015.

Interest Expense, net

Interest expense, net, increased 68.9%, or $21.9 million, to $53.7 million for the nine months ended September 30, 2016, compared to $31.8 million for the nine months ended September 30, 2015, primarily due to an increase in borrowings. We extinguished our original Term Loan through early principal payments of $150.0 million and $343.8 million on June 4, 2015 and August 3, 2015, respectively. On August 3, 2015, we, through a subsidiary, recapitalized our debt and entered into First and Second Lien Term Loans of $925.0 million and $300.0 million, respectively.

Loss on Debt Extinguishment

For the nine months ended September 30, 2015, we recorded a loss on extinguishment of our original Term Loan of $25.9 million, which consisted of the write-off of deferred financing costs of $16.0 million and prepayment penalties of $9.9 million.

Other (Income) Expense

Other expense of $9.4 million primarily consisted of legal and professional fees related to our business combination agreement with Gores Holdings, Inc., transaction costs attributable to the acquisition of Superior, and the pursuit of a potential acquisition that has since been abandoned for the nine months ended September 30, 2016, compared to other income of $8.7 million for the nine months ended September 30, 2015. For the nine months ended September 30, 2015, we sold foreign trademark rights and perpetual irrevocable license to certain countries in the Middle East and received proceeds of $12.0 million, partially offset by professional service fees primarily related to our potential sale.

Income Tax Provision

The income tax provision was $0.3 million for the nine months ended September 30, 2016. See Note 1. Significant Accounting Policies of the Notes to the unaudited Consolidated Financial Statements in Item 1 of Part I elsewhere in this filing for further information.

Net income

Net income increased 13.8%, or $9.9 million, to $81.5 million for the nine months ended September 30, 2016, compared to $71.6 million for the nine months ended September 30, 2015. Net income for the nine months ended September 30, 2016, compared to the nine months ended September 30, 2015, was positively impacted by the increase in net revenues and was negatively impacted by the increase in interest expense, general and administrative expense, legal and professional fees, and impairment of property and equipment. In addition, for the nine months ended September 30, 2015, we received $12.0 million of proceeds from the sale of foreign trademark rights and perpetual irrevocable licenses to certain countries in the Middle East and recorded a loss on debt extinguishment of $25.9 million.

Net Income Attributable to the Noncontrolling Interest of Hostess Holdings, L.P.

Net income attributable to the noncontrolling interest was $4.1 million and $3.6 million for the nine months ended September 30, 2016 and September 30, 2015, respectively. As a result, net income attributable to us was $77.4 million and $68.0 million for the nine months ended September 30, 2016 and September 30, 2015, respectively.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

We define Adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments set forth below. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

Our presentation of Adjusted EBITDA does not exclude related party expenses associated with our employment agreement with Mr. Metropoulos as the Chief Executive Officer and/or Executive Chairman. The amounts of such related party expenses for the three months ended September 30, 2016 and September 30, 2015 were $1.1 million and $1.2 million, respectively, and for the nine months ended September 30, 2016 and September 30, 2015 were $3.4 million and $3.7 million, respectively.

The following table sets forth our reconciliation of Adjusted EBITDA:

Reconciliation of Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss)	$33,513	$(4,064)	$81,523	$71,607
Plus non-GAAP adjustments:
Income tax provision (benefit)	(23)	—	294	—
Interest expense, net	18,004	14,136	53,748	31,806
Loss on debt extinguishment(i)	—	18,121	—	25,880
Depreciation and amortization	3,426	2,648	9,054	7,158
Unit-based compensation	276	878	689	1,264
Other (income) expense(ii)	4,222	3,444	9,411	(8,680)
Impairment of property and equipment	—	1,525	7,300	1,950
Loss on sale/abandonment of property and equipment and bakery shutdown costs(iii)	213	90	440	1,005
Recall costs related to flour(iv)	(4,000)	—	—	—
Special employee incentive compensation(v)	—	3,923	—	3,923

Adjusted EBITDA	$55,631	$40,701	$162,459	$135,913

(i)

For the three months ended September 30, 2015, we recorded a loss on extinguishment of our original Term Loan of $18.1 million, which consisted of the write-off of deferred financing costs of $11.2 million and prepayment penalties of $6.9 million. For the nine months ended September 30, 2015, we recorded a loss on extinguishment of our original Term Loan of $25.9 million, which consisted of the write-off of deferred financing costs of $16.0 million and prepayment penalties of $9.9 million.

(ii)

For the three months ended September 30, 2016, other expense of $4.2 million primarily consisted of legal and professional fees related to the Master Transaction Agreement, compared to other expense of $3.4 million for the three months ended September 30, 2015, which primarily consisted of professional service fees related to our potential sale. For the nine months ended September 30, 2016, other expense of $9.4 million primarily consisted of legal and professional fees related to the Master Transaction Agreement, transaction costs attributable to the acquisition of Superior, and the pursuit of a potential acquisition that has since been abandoned, compared to other income of $8.7 million for the nine months ended September 30, 2015. For the nine months ended September 30, 2015, we sold foreign trademark rights and a perpetual irrevocable license to our “know-how” in certain countries in the Middle East and received proceeds of $12.0 million, partially offset by professional service fees primarily related to our potential sale.

(iii)

For the three months ended September 30, 2016 and September 30, 2015, we incurred a loss on sale/abandonment of property and equipment and bakery shutdown costs of $0.2 million and $0.1 million, respectively. For the nine months ended September 30, 2016, we incurred a loss on sale/abandonment of property and equipment and bakery shutdown costs of $0.4 million, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. For the nine months ended September 30, 2015, we incurred bakery shutdown costs of $1.0 million associated with the closure and relocation of assets. This property was sold in May 2016.

(iv)

On June 3, 2016, we voluntarily recalled approximately 710,000 cases of snack cakes and donuts as a direct result of the recall by our supplier, Grain Craft, of certain lots of its flour for undeclared peanut residue. The matter was resolved by mutual agreement of the parties and we recorded a credit of $4.0 million to recall costs related to flour in the Consolidated Statements of Operations for the three months ended September 30, 2016. As a result, this recall did not result in any expense (not including lost sales during this period of time) for the nine months ended September 30, 2016, for recall costs related to flour.

(v)

For the three and nine months ended September 30, 2015, a one-time special bonus payment of $2.6 million and $1.3 million, respectively, was paid to employees at our bakery facilities and our corporate employees as compensation for their efforts in the successful recapitalization of our Company.

Liquidity and Capital Resources

Our primary sources of liquidity are from the cash on the balance sheet, availability under our Revolver (as discussed below) and future cash flow generated from operations. We believe that the current cash and cash equivalents on the balance sheet will be sufficient to satisfy the anticipated cash requirements associated with our existing operations for at least the next 12 months. Our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. In addition, our future capital expenditures and other cash requirements could be higher than we currently expect as a result of various factors, including any expansion of our business that we undertake, including acquisitions. We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

We had working capital surplus, excluding cash and restricted cash, as of September 30, 2016 and December 31, 2015 of $6.0 million and $6.9 million, respectively. We have the ability to borrow under our Revolver to meet obligations as they come due. As of September 30, 2016, we had approximately $97.2 million available for borrowing, net of letters of credit, under our Revolver.

As of September 30, 2016, we were in compliance with all financial covenants relating to our First Lien and Second Lien Term Loans and our Revolver.

Cash Flows from Operating Activities

Cash flows provided by operating activities were $89.5 million and $112.4 million for the nine months ended September 30, 2016 and September 30, 2015, respectively. The decrease in cash flows provided by operating activities for the nine months ended September 30, 2016 was primarily due to increases in accounts receivable and insurance receivable and decreases in accounts payables.

Cash Flows from Investing Activities

Cash flows provided by (used in) investing activities were $(71.7) million and $21.1 million, for the nine months ended September 30, 2016 and September 30, 2015, respectively. Cash outflows from investing activities include purchases of property and equipment of $24.0 million and $22.3 million for the nine months ended September 30, 2016 and September 30, 2015, respectively. Our property and equipment capital expenditures primarily consisted of strategic growth initiatives, maintenance and productivity improvements. We expect that our total gross cash outflows for capital expenditures will be approximately $35.0 million to $45.0 million during 2016, including $24.0 million for the nine months ended September 30, 2016. We paid $50.1 million for the acquisition of Superior, net of cash received, for the nine months ended September 30, 2016. For the nine months ended September 30, 2015, we received proceeds from the sale of marketable securities of $43.0 million and used cash to partially fund member distributions.

Cash Flows from Financing Activities

Cash flows used in financing activities were $18.1 million and $293.7 million for the nine months ended September 30, 2016 and September 30, 2015, respectively. We made debt and capital lease obligation principal payments of $7.0 million and $496.3 million, for the nine months ended September 30, 2016 and September 30, 2015, respectively. In June 2015 and August 2015, we extinguished our original Term Loan through early principal payments. For the nine months ended September 30, 2016 and September 30, 2015, we paid distributions of $10.6 million and $952.9 million, respectively, to partners and $0.6 million and $46.8 million to noncontrolling interest, respectively.

Commitments and Contingencies

As of December 31, 2015, the Company has commitments and contingencies for debt, operating leases, and advance purchase commitments that were summarized in a table in Hostess Brands, Inc.’s (formerly known as Gores Holdings, Inc.’s) Schedule 14A, Definitive Proxy Statement filed on October 21, 2016. Since December 31, 2015, there have been no material changes to the commitments and contingencies of the Company outside the ordinary course of business.

New Accounting Pronouncements

Please see Note 1. Significant Accounting Policies of the Notes to our consolidated financial statements elsewhere in this filing for further information regarding recently issued accounting standards.